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                                                                     EXHIBIT 5.1
                                  June 17, 1996

Abbott Laboratories
100 Abbott Park Road
Abbott Park, Illinois 60064-3500

Ladies and Gentlemen:

     I am Senior Vice President, Secretary and General Counsel of Abbott Laboratories, an Illinois corporation (the "Company"), and have advised the Company in connection with the proposed sale of up to $650,000,000 principal amount of the Company's debt securities (the "Debt Securities"). The Debt Securities are to be issued under the Company's indenture, dated as of October 1, 1993 (the "Indenture"), to Harris Trust and Savings Bank ("Harris Trust"), as trustee, with certain terms of the Debt Securities to be established by certain officers of the Company who have been authorized by its Board of Directors to do so, as part of the corporate action taken and to be taken (the "Corporate Proceedings") relating to the issuance of the Debt Securities. I, or members of my staff, have examined or are otherwise familiar with the Restated Articles of Incorporation of the Company, as amended, the By-Laws of the Company, as amended, the registration statement pursuant to which the Debt Securities are to be registered under the Securities Act of 1933, as amended, the Corporate Proceedings and such other documents, records and instruments as I have deemed necessary for the purposes of this opinion.

     Based on the foregoing, I am of the opinion that, assuming the proper execution of it by all required signatories other than the Company, the Indenture is a valid and binding instrument and that, upon the completion of the Corporate Proceedings and the authentication, sale and delivery of the Debt Securities, the Debt Securities shall be legal, valid and binding obligations of the Company, entitled to the benefits of the Indenture, including such terms as are established pursuant to the Corporate Proceedings, in accordance with the respective terms thereof (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights generally from time to time in effect and to general principles of equity).

     I hereby consent to the filing of this opinion as an Exhibit to the Company's registration statement and to being named in the prospectus under the caption "Legal Opinions" with respect to the matters stated therein.

                                   Yours very truly,

                                   /s/ Jose M. de Lasa

                                   Jose M. de Lasa